UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 11, 2014

CARBON NATURAL GAS COMPANY
(Exact name of registrant as specified in charter)

Delaware	000-02040	26-0818050
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Broadway, Suite 1170, Denver, Colorado	80290
(Address of principal executive offices)	(Zip code)

(720) 407-7043
(Registrant's telephone number including area code)

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of December 11, 2014, the Board of Directors (the “Board”) of Carbon Natural Gas Company (“Carbon”) increased the number of directors from five to six and appointed David H. Kennedy to fill the vacancy on the Company’s Board of Directors created by such increase.

Mr. Kennedy, 65, is a previous director of the Corporation. He has served as Executive Advisor to Cadent Energy Partners since 2005 and he is a director and chairman of the Audit Committee of Logan International Inc. (Toronto Stock Exchange: LII). From 2001 – 2004 Mr. Kennedy served as an advisor to RBC Energy Fund and served on the boards of several of its portfolio companies. From 1999 to 2004 Mr. Kennedy was a director of Carbon Energy Corporation before its sale to Evergreen Resources in 2004. From 1996 to 2006 Mr. Kennedy was a director and chairman of the Audit Committee of Maverick Tube Corporation, which was sold to Tenaris SA in 2006. He was a managing director of First Reserve Corporation from its founding in 1981 until 1998, serving on numerous boards of its portfolio companies. From 1974 to 1981 Mr. Kennedy was with Price Waterhouse in San Francisco and New York in audit and tax services before leaving to join First Reserve.

Mr. Kennedy has been appointed to serve on the Board’s Audit Committee as well as its Compensation, Nominating and Governance Committee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARBON NATURAL GAS COMPANY

/s/ Patrick R. McDonald
Patrick R. McDonald, CEO
Dated: December 17, 2014